Exhibit 10.89

Tenancy Agreement

Contract No.: 2014-14B

Landlord (“Party A”): People's Insurance Company of China, Sichuan Branch

Representative: Xianyi Chen

Tenant (“Party B”): Sichuan Kangzhuang Insurance Agency Co., Ltd.

Legal Representative: Wen Yuan Hsu

According to the Contract Law, the Urban Real Estate Management Law and other related laws and regulations in China and on the basis of equality, willingness and mutual consent, Party A and Party B hereby arrive at this tenancy agreement (this “Agreement”) as follows:

Article 1 Basic Information of the Premise

The leasing premise of Party A (the “Premise”) is located at B area, 14th Floor Renbao Building, No.57 Dongyu Street, Chengdu City, Sichuan province, China, with approximately 6,672 square feet (611.58 square meters) of office space. The ichnography of the Premise is attached as Schedule A of this Agreement and the decoration standards and supporting facilities as Schedule B. Party B acknowledges that it has fully learned about of the Premise and intends to become a tenant on that basis.

Article 2 Purpose of the Premise

The Premise shall be used as office only (rather than training venue and commodity exhibition).

Unless otherwise agreed upon by the parties, Party B shall not change the purpose of the Premise.

Article 3 Term of Lease

Term of Lease commences from September 1, 2014 to August 31, 2017.

Article 4 Rent

The parties agree that monthly rent of the Premise is approximately USD5991.9 (RMB41605.8) calculated on the basis of USD9.8 (RMB68) per square meter per day.

Article 5 Payment Method

Rent shall be paid quarterly in advance of the commencement of each period of lease term The first rent shall be paid prior to September 1, 2014 by Party B and Party A shall issue an invoice in compliance with relevant PRC tax laws bearing equal amount of such rent to Party B. Afterwards, each installment of rent shall become payable 10 days prior to the expiration of the former period of lease term. Party A, after receiving the rent, shall issue an invoice to Party B.

Payment Method: wire transfer, cash, by check

Opening Bank: Bank of China, Sichuan Branch

No. of Account: 1212 0921 9920

Name of Receiver: People's Insurance Company of China, Sichuan Branch

Article 6 Time of Delivery

Party A shall deliver the Premise to Party B within 3 days upon receiving full payment of the first rent and deposit.

Article 7 Party A’s Warranty on Property Rights

Party A warrants that property rights on the Premise are clear. Party A shall be responsible to resolve any dispute relevant to the property rights or debt issues where it is involved, undertake the corresponding liability arising out of such events and compensate any economic loss suffered by Party B.

Article 8 Maintenance and Repair

Party A shall be responsible for the maintenance and repair of the Premise and its affiliated facilities during the Term of Lease and Party B shall act actively to assist.

Maintenance fees for public area and normal major repair of the Premise shall be covered by Party A and those for daily maintenance within the Premise shall be covered by Party B.

Loss and maintenance fees resulting from Party B’s poor management and use of the Premise and its affiliated facilities shall be undertaken by Party B.

During the Term of Lease, fire safety, general sanitation, green covering and keeping good social order in a designated area outside the Premise, general governance and safety and etc., Party A shall act in accordance with regulations issued by local authorities, take full responsibilities and subject to the supervision of Party A.

Article 9 Decoration and Change of Structure

Party B shall not destroy facilities of the Premise at its own will. Any intention to change the internal structure of the Premise and make decorations or install equipments shall obtain prior written approval by Party A. Party B shall undertake any such cost on its own.

Article 10 Other Related Fees

Within the Term of Lease, Party B shall pay the following fees and bear the breach of contract in case of payment delay: electricity bills, telephone bills and communication and etc.: / ; real property management fee: USD1.7 (RMB12) per square meter per month, payable per quarter by Party B: the first installment of real property management fee shall be paid by Party B to the real property management company when they are going through the delivery procedures of the Premise; each future installment shall be payable by Party B to the real property management company within 10 days upon the expiration of the covering period of the last installment.

During the Term of Lease, Party B shall be responsible for related fees to the Premise which are not listed in this Agreement under the requirement of government authorities.

Article 11 Within the Term of Lease, Party B warrants and undertakes the following responsibilities:

1.	In case of change of decoration or installment of extra equipment, Party B shall obtain prior written approval from Party A and pay relevant cost on its own;
2.	Where Party B intends to sublease the Premise to or exchange premises with a third party, written approval must be obtained from Party A;
3.	Damage to the Premise, its affiliated facilities or equipments caused by misuse or other human factors shall be compensated by Party B;
4.	Party B shall offer assistance to Party A when it is implementing routine inspection and maintenance on the Premise;
5.	Party B shall return the Premise to Party A upon the expiration of the Term of Lease. If Party B wants to renew the lease, it shall initiate the negotiation with Party A two months in advance the expiration and sign a new agreement accordingly. Party B is entitled to the first refusal to the renewal under the same circumstances.

Article 12 Miscellaneous

1. Rent Deposit

Party B intends to sustain the previously paid Deposit: USD7049.3 (RMB48948). The Deposit yields no interest. Party A shall issue legitimate voucher to Party B. Within 7 days upon the expiration of this Agreement, Party A shall return the Deposit in full to Party B unless there is compensation burden on Party B or this Agreement is renewed.

Party A shall have the right to terminate this Agreement, cut the supply of water and electricity and withdraw the Premise if Party B occurs one of the following circumstances. In addition, Party B may not ask for the return of Deposit and shall compensate for Party A’s loss if applicable:

1)	Subleasing the Premise to a third party without approval of Party A;
2)	Transferring, lending the Premise to or exchanging the Premise with a third party without approval of Party A;
3)	Destroying or changing the structure of the Premise or changing the purpose of use without approval of Party A;
4)	Delay of payment of rent accumulating to one month;
5)	Conducting illegal activities using the Premise;
6)	Damaging the Premise on purpose;
7)	Causing early termination of this Agreement within the Term of Lease;
8)	Workers in the Premise exceeding 40;
9)	Other situations affecting the normal use by other users in the building (for example, complaints are received to state Party A’s use of large decibel stereo).

Early termination of this Agreement caused by Party B. Within the term of this Agreement, where Party B informs Party A of its intention of termination one month in advance of expiration, Party A may terminate this Agreement and return the Deposit (RMB48,948) to Party B within 7 days upon the full payment of all relevant fees, empty and return of the Premise by Party B.

Party A may deduct any delay of payment by Party B from the Deposit while Party B shall make up the deficiency of the Deposit upon notification from Party A.

Party B covenants to abide by the regulating rules of the building post to its entry and shall not conduct any illegal commercial activities and other behaviors (for instance, giving out illegal leaflets, conducting illegal pyramid marketing and etc.) which may do harm to People’s Insurance Company of China and the building.

Any behavior in violation of the stipulations above shall constitute a breach of Party B and Party A shall be entitled to prompt termination of this Agreement, ask Party B to empty and return the Premise within a set timeframe, confiscate the rent which has already been paid by Party B and the Deposit as penalty for its breach and demand Party B to under the liabilities in compliance with laws for damage to reputation and economic loss suffered by Party A.

2. Real Property Management

To protect the rights of all the property owners and clients, Party B shall complete relevant procedures regarding its entry satisfactory to the requirements of the real property management department of the building.

Article 13 Early Termination of This Agreement

1. Party A shall compensate for Party B’s loss in case of an early termination due to its reason.

2. Where Party A must terminate this Agreement prior to expiration as a consequence of state expropriation or force majeure, generally, it shall provide a written notice to Party B three months in advance and may not compensate for Party B’s economic loss.

Article 14 Liability of Breach

Both parties shall obey this Agreement during the Term of Lease.

1. Party A shall pay a penalty calculated on the basis of 3‰ of the monthly rent to Party B for its one-day delay in delivering the Premise.

2. Party B shall pay a penalty calculated on the basis of 3‰ of the monthly rent to Party A for its one-day delay in paying rent.

3. During the term of this Agreement, Party B shall not terminate this Agreement or delay the payment of rent. In case Party B is in breach, it shall undertake all corresponding liabilities.

Article 15 Force Majeure

Both parties shall be exempted from liabilities in case of any damage to the Premise or loss caused thereby arising out of force majeure.

Article 16 Matters not covered by this Agreement shall be otherwise negotiated and agreed upon by Party A and Party B with a supplementary agreement signed accordingly. Where there is a difference between such supplementary agreement and this Agreement, the former shall prevail.

Article 17 Effectiveness of This Agreement

Schedules of this Agreement constitute an inseparable part of this Agreement. Words filled out in the blanks in this Agreement and its schedules have the same force with those printed ones.

Issues not covered by this Agreement and its schedules shall subject to applicable PRC laws and regulations.

Article 18 Resolution of Disputes

Any dispute arising out of implementation of this Agreement shall be dealt with by Party A and Party B through negotiation. Where the negotiation fails, both parties agree to appeal to the local court for resolution.

There are in total 6 pages of this Agreement in combination with its schedules, which shall be executed in two counterparts with each of the parties holding one copy. Such two counterparts shall become effective once signed by representative of and corporate seal stamped by each party and have the same legal force.

Schedule A: Ichnography of the Premise

Schedule B: Decoration Standards and Supporting Facilities of the Premise

Schedule C: Copy of Business License of Tenant

Landlord:    People's Insurance Company of China, Sichuan Branch (seal)

Major principal: /s/ Xianyi Chen

Authorized person:

Telephone:

Tenant:    Sichuan Kangzhuang Insurance Agency Co., Ltd. (seal)

Legal representative/Major principal: /s/ Wen Yuan Hsu

Authorized person:

Telephone:

Date: August 8, 2014